Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 24, 2005, except for the matter related to prohibited transaction discussed in Note F as to which the date is September 15, 2005, accompanying the financial statements of The Unitil Corporation Tax Deferred Savings and Investment Plan contained in the information required by Form 11-K for the year ended December 31, 2004. We consent to the incorporation by reference of said report in the Registration Statement of the Unitil Corporation Tax Deferred Savings and Investment Plan on Form S-8 (File No. 333-42266).

/s/ Grant Thornton LLP

Boston Massachusetts

September 15, 2005